                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-60392
PROSPECTUS SUPPLEMENT
--------------------------------------------------------------------------------
(To prospectus dated May 21, 2001)

13,000,000 Shares

   [LOGO]            Senior Housing Properties Trust

Common Shares of Beneficial Interest
-------------------------------------------------------------------------

We are offering for sale 13,000,000 common shares of beneficial interest. Our common shares of beneficial interest are listed on the New York Stock Exchange under the symbol "SNH." The last reported sale price for the common shares of beneficial interest on October 3, 2001, was $12.90 per share.

Investment in our common shares of beneficial interest involves risks. You should read carefully the entire prospectus and this prospectus supplement including the section entitled "Risk factors" that begins on page S-4 of this prospectus supplement, which describes some of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              Per
                                                              Share              Total
--------------------------------------------------------------------------------------
Public offering price                                          $12.90    $ 167,700,000
--------------------------------------------------------------------------------------
Underwriting discounts and commissions                         $ 0.66    $   8,580,000
--------------------------------------------------------------------------------------
Proceeds, before expenses, to Senior Housing Properties
  Trust                                                        $12.24    $ 159,120,000
--------------------------------------------------------------------------------------

The underwriters may also purchase from us up to an additional 1,950,000 of our common shares of beneficial interest, at the public offering price less the underwriting discount, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement.

The underwriters are offering our common shares of beneficial interest as described in "Underwriting". The shares will be ready for delivery on or about October 9, 2001.

UBS Warburg                                                  Merrill Lynch & Co.

        A.G. Edwards & Sons, Inc.

              First Union Securities, Inc.

                     Legg Mason Wood Walker
                                         Incorporated

                            Tucker Anthony Sutro
                                       Capital Markets

                                   Cantor Fitzgerald & Co.

           The date of this prospectus supplement is October 3, 2001.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                         Page
                                       --------
        Prospectus supplement

Documents incorporated by
  reference..........................     iii
Where you can find more
  information........................      iv
Forward-looking statements...........      iv
Prospectus supplement summary........     S-1
Risk factors.........................     S-4
Recent share prices..................    S-10
Use of proceeds......................    S-10
Capitalization.......................    S-11
Selected financial data..............    S-12
Our Company..........................    S-13
Our tenants and facility
  operations.........................    S-17
Federal income tax and ERISA
  considerations.....................    S-20
Underwriting.........................    S-21
Legal matters........................    S-22
Experts..............................    S-22

                                         Page
                                       --------
             Prospectus

Senior Housing Properties Trust......       1
SNH Capital Trusts...................       1
Risk factors.........................       3
Use of proceeds......................       3
Ratio of earnings to fixed charges...       3
Description of debt securities.......       4
Description of common shares.........      12
Description of preferred shares......      13
Description of depositary shares.....      18
Description of warrants..............      22
Description of trust preferred
  securities and trust guarantee.....      23
Description of certain provisions of
  Maryland law and our declaration of
  trust and bylaws...................      27
Plan of distribution.................      35
Validity of the offered securities...      36
Experts..............................      36
Where you can find more
  information........................      36
Documents incorporated by
  reference..........................      37

--------------------------------------------------------------------------------

REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "WE," "US," "OUR," "SNH" OR THE "COMPANY" MEAN SENIOR HOUSING PROPERTIES TRUST AND ALL OF ITS SUBSIDIARIES. REFERENCES IN THE PROSPECTUS SUPPLEMENT TO "FIVE STAR" MEAN FIVE STAR QUALITY CARE, INC., ONE OF OUR SUBSIDIARIES FORMERLY KNOWN AS SHOPCO HOLDINGS, INC. AND ALL OF ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS TO "FSQ" MEAN FSQ, INC., AN INDEPENDENT COMPANY FORMERLY KNOWN AS FIVE STAR QUALITY CARE, INC. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "CRESTLINE" MEAN CRESTLINE CAPITAL CORPORATION AND ALL OF ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "MARRIOTT" MEAN MARRIOTT SENIOR LIVING SERVICES, INC., A 100% OWNED SUBSIDIARY OF MARRIOTT INTERNATIONAL, INC., AND ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "HRPT" MEAN HRPT PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST AND ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS SUPPLEMENT TO "SHARES" MEAN OUR COMMON SHARES OF BENEFICIAL INTEREST.

IN PRESENTING "AS ADJUSTED" INFORMATION IN THIS PROSPECTUS SUPPLEMENT, WE HAVE ASSUMED THAT THIS OFFERING HAS BEEN COMPLETED AND THAT WE HAVE APPLIED THE NET PROCEEDS AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT. UNLESS OTHERWISE STATED IN THIS PROSPECTUS SUPPLEMENT, WE HAVE ASSUMED THROUGHOUT THIS PROSPECTUS SUPPLEMENT THAT THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                   ---------

You should rely only on the information contained or incorporated in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

A registration statement relating to the Five Star spin-off has been filed with the Securities and Exchange Commission but has not yet become effective. The Five Star common shares being registered in such registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Five Star common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. If and when the spin-off occurs, a prospectus relating to the Five Star common shares will be distributed and available at its office.

Documents incorporated by reference

In addition to the documents incorporated by reference or deemed incorporated by reference in the accompanying prospectus, the following documents, which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated into this prospectus supplement and specifically made a part hereof:

-   our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001; and

- our Current Reports on Form 8-K dated June 11, 2001, June 18, 2001, June 27, 2001, August 10, 2001, September 21, 2001 and October 3, 2001.

We also incorporate by reference each of the following documents that we file with the SEC after the date of this prospectus supplement but before the end of this offering:

-   Reports filed under Sections 13(a) and (c) of the Exchange Act;

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

- Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

-   Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any of these filings (excluding exhibits), at no cost, by writing or telephoning us at the following address:

    Investor Relations
    Senior Housing Properties Trust
    400 Centre Street
    Newton, Massachusetts 02458
    (617) 796-8350

Where you can find more information

You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's site at http://www.sec.gov.

Forward-looking statements

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions, we are making forward-looking statements. These statements concern our ability to successfully conclude a planned acquisition of 31 senior living facilities from Crestline, our ability to effect a spin-off of substantially all of the shares of Five Star, our ability to operate facilities which we took back from financially troubled tenants, the possible expansion of our portfolio, the performance of our tenants and facilities, our ability to make distributions, our policies and plans regarding investments, financings and other matters, our tax status as a real estate investment trust, our ability to appropriately balance the use of debt and equity and to access capital markets or other sources of funds and other statements or implications arising from such statements. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, without limitation, whether we complete the Five Star spin-off and related transactions on contemplated terms, the ability of Crestline and us to satisfy conditions to closing our acquisition of 31 senior living facilities, and the impact of changes on us and our tenants, including Five Star, in the status of the economy and the capital markets (including prevailing interest rates), compliance with and changes to regulations and payment policies within the healthcare industry, changes in financing terms, competition within the healthcare and senior housing industries, and changes in federal, state and local legislation. The information contained in this prospectus supplement under the heading "Risk factors", our Annual Report on Form 10-K which is incorporated in the accompanying prospectus, including under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Current Report on Form 8-K dated September 21, 2001 which is incorporated by reference in this prospectus supplement identify other important factors that could cause such differences.

--------------------------------------------------------------------------------

Prospectus supplement summary

THIS DOCUMENT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN "DOCUMENTS INCORPORATED BY REFERENCE".

OUR COMPANY

We are a real estate investment trust (REIT) which invests in senior housing facilities, including apartment buildings for aged residents, congregate care communities, assisted living facilities and nursing homes. We own 85 facilities located in 23 states. These properties had a book value before depreciation at June 30, 2001, of $593 million. Our largest tenant is Marriott, which operates facilities representing 55% of our total investments at June 30, 2001. Assuming the successful completion of the acquisition and the spin-off described below in "Recent developments", we will own 116 facilities located in 28 states with a book value before depreciation of $1.2 billion, and our investments will be divided by operator as shown in the following chart (dollars in thousands):

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            MARRIOTT INTERNATIONAL, INC.
(leased to 2013) $325,472                              27
5 separate private company tenants
(leased to 2001/2015) $21,062                           2
The Multicare Companies, Inc.
(leased to 2005) $13,007                                1
Integrated Health Services, Inc.
(leased to 2010) $15,598                                1
HEALTHSOUTH Corporation (leased to 2006) $73,422        6
Five Star Quality Care, Inc 56 facilities
(leased to 2018) $144,834                              12
Marriott Senior Living Services, Inc - 31 facilities
(leased to Five Star to 2017) $600,000                 51

RECENT DEVELOPMENTS

- $27.4 MILLION OFFERING OF TRUST PREFERRED SECURITIES. In June and July 2001, we issued 1,095,750 Trust Preferred Securities. These Trust Preferred Securities have a liquidation value of $25 per security, require periodic payments of distributions at the rate of 10.125% per year and mature on June 15, 2021. The net proceeds of these Trust Preferred Securities of
    $26.5 million were used to repay borrowings under our revolving bank credit facility.

- SALE OF 3.4 MILLION SHARES. In July 2001, we issued 3,445,000 shares at $13 per share. The net proceeds of these shares of $42.3 million were used to repay outstanding borrowings under our revolving bank credit facility.

- SPIN-OFF OF FIVE STAR QUALITY CARE, INC. On September 21, 2001, Five Star filed a registration statement relating to a proposed distribution to our shareholders of substantially all of our share ownership of Five Star. The registration statement has not yet been declared effective by the SEC. While we cannot be certain that we will be able to complete this spin-off, we expect the spin-off to be completed in December 2001. Upon completion of this spin-off, Five Star will lease 56 senior living facilities which we repossessed or acquired from former tenants and which are now operated for our account. The minimum rent for these facilities is expected to be $7 million per year.

- AGREEMENT TO ACQUIRE 31 MARRIOTT SENIOR LIVING FACILITIES FOR $600 MILLION. On August 9, 2001, we agreed to acquire 31 senior living communities for $600 million. These senior living facilities are managed by Marriott under long-term agreements. The closing of this acquisition is subject to conditions, including approval by shareholders of Crestline and by Marriott under its management agreements. While we cannot be certain that we will be able to complete this acquisition, we expect this acquisition to be completed in early 2002. If we complete our acquisition of the 31 Marriott facilities from Crestline in early 2002 and the Five Star spin-off, we expect to lease these facilities to Five Star for minimum rent of $63 million per year.

- NON-MONETARY DEFAULT BY HEALTHSOUTH. On September 6, 2001, HEALTHSOUTH notified us that it intends to close one of our healthcare facilities which HEALTHSOUTH leases, but that it expects to continue paying rent to us for this facility through the remainder of the lease term. We have notified HEALTHSOUTH that its closure of this facility is a default under its lease even if rent were to be continuously paid. We have engaged counsel and are undertaking a dialogue with HEALTHSOUTH about this matter, but we cannot predict the outcome of HEALTHSOUTH's action or of the present dialogue.

DISTRIBUTIONS

Our current distribution rate is $0.30 per share per quarter, or $1.20 per share per year. The next quarterly distribution for the period ended September 30, 2001, will be paid on or about November 27, 2001, to shareholders of record on October 19, 2001. Purchasers of shares in this offering who hold their shares on the record date will receive this full $0.30 per share distribution.

We intend to continue to declare and pay future distributions in cash on a quarterly basis, but may from time to time declare and pay special distributions in cash or in kind. Our payment of distributions is subject to continued compliance with certain restrictions contained in our revolving bank credit facility. Our determination of distributions is in part based upon our consideration of cash available for distribution, which has in the past exceeded earnings. We generally calculate cash available for distribution as earnings plus non-cash charges such as depreciation and excluding non-recurring expenses. We expect to continue to pay distributions, in part, based upon our cash available for distribution and that our distributions will continue to exceed earnings. Accordingly, a portion of distributions will be considered a return of capital and may not be subject to income tax until your shares are sold. We have no present intention to change our distribution rate, but there can be no assurance that we will be able to increase our distribution rate or maintain it at the current level.

ORGANIZATION AND PRINCIPAL PLACE OF BUSINESS

We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 796-8350.

The offering

Shares being offered by us...........................             13,000,000 shares

Shares to be outstanding after the offering..........             42,374,700 shares

Use of proceeds......................................             We estimate that our net proceeds from the
                                                                  offering will be $159 million. We intend to
                                                                  use these proceeds to finance a portion of
                                                                  the purchase price of the Crestline
                                                                  transaction, to repay $31 million of
                                                                  borrowings outstanding under our revolving
                                                                  bank credit facility and for general business
                                                                  purposes.

New York Stock Exchange symbol.......................             SNH

The number of shares to be outstanding after the offering is based on 29,374,700 shares outstanding on October 3, 2001. If the underwriters exercise their over-allotment option, we will issue up to an additional 1,950,000 shares.

--------------------------------------------------------------------------------

Risk factors

Ownership of the shares will involve various risks. The following is a summary of the material risks:

The Crestline transaction may not close.

We expect to acquire 31 Marriott senior living facilities from Crestline and lease them to Five Star. The rent from this lease is expected to represent 55% of our pro forma annual rents. The closing of the Crestline transaction is subject to conditions, including approval by Crestline's shareholders and by Marriott under its operating agreements. The closing of the Crestline transaction is also subject to healthcare regulatory approvals. We expect to have a substantial portion of the net proceeds from this offering as cash on hand until our expected closing of the Crestline transaction in early 2002. During the period that we have substantial cash balances on hand, our per share earnings and cash available for distribution may be substantially less than what we have realized historically and the pro forma amounts presented in our Current Report on Form 8-K dated October 3, 2001, incorporated by reference into this prospectus supplement. If the Crestline transaction does not close, our reduced per share earnings and cash available for distribution may persist unless and until we make new investments.

We may be unable to complete the spin-off.

Five Star filed a registration statement relating to a proposed distribution of substantially all of our share ownership of Five Star to our shareholders. We cannot complete the Five Star spin-off until the SEC declares the registration statement relating to the Five Star spin-off effective. The Five Star spin-off is also subject to various healthcare regulatory approvals and to Five Star's negotiation of a merger with FSQ, the current operator of 56 facilities we own. Although we expect the Five Star spin-off will occur in December 2001, the Five Star spin-off may not occur by that time or at all. Final terms of the Five Star spin-off may be different from those we now expect. Upon completion of the Five Star spin-off, we expect to lease 56 properties currently operated for our account to Five Star for minimum rent of $7 million per year. If we cannot complete the Five Star spin-off or if the Five Star spin-off terms are changed, we may realize less rent or income from these properties and our earnings and cash available for distribution may be less than the pro forma amounts shown in our Current Report on Form 8-K dated October 3, 2001, incorporated by reference into this prospectus supplement.

Also, if we cannot complete the Five Star spin-off we will need to make alternate arrangements to find a tenant for the 31 Marriott facilities we intend to acquire in the Crestline transaction and, before 2004, we will need to find a tenant for or sell the 56 other facilities we now expect to lease to Five Star. If it becomes necessary to take these measures and we are unable to do so, our business would be adversely affected.

Financial difficulties at Five Star could adversely affect us.

If we complete the Five Star spin-off and the Crestline transaction, Five Star will be our largest tenant, responsible for $70 million in our annual rent, which is 61% of our pro forma annual rents. Five Star's initial equity capital will be $40 million. Although we expect Five Star's initial capitalization will be adequate to support its current business plan, Five Star will have limited resources; and, if the Five Star operations decline, Five Star may default on its lease obligations to us.

Changes at Marriott International, Inc. could adversely affect us.

Currently, Marriott International leases 14 properties from us which generate 64% of our current annual rent. On a pro forma basis assuming the consummation of the Five Star spin-off and the

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Crestline transaction, 25% of our pro forma annual rent would be attributable to these 14 facilities. Additionally, Marriott will operate the 31 senior living facilities which we expect to acquire from Crestline and lease to Five Star for rents which represent an additional 55% of our pro forma annual rent. We regard Marriott International as a strong credit tenant and competent manager of senior living facilities. Nonetheless, the Marriott International leases for the 14 facilities we currently own extend to 2013, the Marriott operating agreements for the 31 senior living facilities we expect to acquire from Crestline extend to 2027, and Marriott's financial condition and the performance of its leased and managed facilities may change. Because our investment in facilities leased to or operated by Marriott is expected to generate a large percentage of our income, any adverse change in Marriott's financial condition or its operation of these facilities would adversely affect our cash flow and our ability to pay distributions.

We may be unable to access the capital necessary to grow.

Because we are a REIT, we are required to distribute 90% of our taxable income to shareholders and we generally cannot use income from operations to fund our growth. Accordingly, our growth strategy depends, in part, upon our ability to raise additional capital at reasonable costs to fund new investments. We expect to assume or incur a substantial amount of debt in completing the Crestline transaction. We believe we will be able to raise additional debt and equity capital at reasonable costs to refinance the debt we assume or incur at or prior to its maturity and to invest at yields which exceed our cost of capital. However, our ability to raise reasonably priced capital is not guaranteed; we may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Similarly, we may be unable to make accretive new investments because of competition from other REITs or investors, or for other reasons. Our growth strategy is not assured and it may fail.

Two of our tenants have filed for bankruptcy.

Two of our facilities are currently leased to tenants that are in bankruptcy. Although these tenants are paying their rent on these two leased facilities to us, they may cease to do so in the future or they may otherwise exercise rights available to them pursuant to the United States Bankruptcy Code. Also, because of the financial difficulties facing the nursing home industry generally, some of our other nursing home tenants may file for bankruptcy or stop paying their rent to us.

HEALTHSOUTH has committed a non-monetary default.

On September 6, 2001, HEALTHSOUTH notified us that it intends to close one of our five healthcare facilities which it leases, but that it expects to continue paying rent to us for this facility through the remainder of the lease term. We have notified HEALTHSOUTH that its closure of this facility is a default under its lease even if the rent were to be continuously paid. We believe that the closure of this facility may have a negative effect upon the value of this property. If HEALTHSOUTH's default matures into an event of default under the lease, we may have the right, among other actions, to assert a cross default under our other leases with HEALTHSOUTH, to accelerate all rents due to us from HEALTHSOUTH and to seek damages from HEALTHSOUTH. We do not know how HEALTHSOUTH would respond to our exercise of any of these rights. We have engaged counsel and are undertaking a dialogue with HEALTHSOUTH about this matter, but we cannot predict the outcome of HEALTHSOUTH's action or of the present dialogue.

Operations at repossessed facilities may be unprofitable.

As a result of tenant bankruptcies, we repossessed or acquired facilities from two former tenants. The bankrupt former tenants for these facilities surrendered them to us because they were unwilling or unable to pay us their contractual rent obligations. Tax laws applicable to REITs place restrictions

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

upon the types of activities and investments which we can undertake to improve the operations of repossessed facilities. These continuing operations have been producing less operating profit than the rent which we previously received for these facilities and we expect that this will continue to be the case. Prior to completion of the Five Star spin-off, we are exposed to these risks directly. If we complete the Five Star spin-off, these risks will primarily impact Five Star, and may adversely affect Five Star's ability to meet its lease obligations to us.

Our repossessed facilities may not be managed effectively.

Tax laws applicable to REITs require us to hire a manager for repossessed nursing homes. Our managing trustees organized FSQ to perform this service. Five Star expects to acquire FSQ upon completion of the Five Star spin-off. Although we believe that there are advantages to us in employing a manager which is not burdened by other nursing home operations, FSQ is, and Five Star will be, a new company with a limited operating history and a staff that has been assembled for less than two years and does not have extensive experience working together. Accordingly, FSQ or Five Star may be unable to effectively manage our repossessed facilities or execute their business plans effectively.

Our facilities and their operations are subject to complex regulations.

Physical characteristics of senior housing facilities are mandated by various governmental authorities. Changes in these regulations may require significant expenditures. Our triple net leases require our tenants to maintain our facilities in compliance with applicable laws and we generally try to monitor their doing so. However, when our tenants suffer financial distress, maintenance of our facilities may be neglected. The facilities which we repossessed or acquired from former tenants will require significant expenditures to address deferred maintenance and make them attractive to residents. From the time we repossessed these facilities through June 30, 2001, we expended $3 million in an effort to correct deferred maintenance issues and we expect to fund additional amounts, whether or not the Five Star spin-off occurs and the lease for these facilities with Five Star is consummated. After these projects are completed and if the Five Star spin-off has occurred, we may finance additional projects in exchange for increased rents from Five Star. Our available financial resources may be insufficient to fund additional expenditures required to keep these facilities operating in accordance with regulations, or Five Star's financial resources may be insufficient to meet any increased rental obligations to us.

State licensing and Medicare and Medicaid laws require nursing home operators to comply with extensive standards governing nursing home operations. During the past three years, the Federal Center for Medicare and Medicaid Services, or CMS, has increased its efforts to enforce Medicare and Medicaid standards and its oversight of state agencies which survey nursing homes and investigate complaints. When deficiencies are identified, sanctions and remedies such as denials of payment for new Medicare and Medicaid admissions, civil money penalties, state oversight, and loss of Medicare and Medicaid participation, may be imposed. CMS and the states are increasingly using such sanctions and remedies when deficiencies, especially those involving findings of substandard care or repeat violations, are identified. Such sanctions and remedies have been imposed on some of our nursing homes and may be imposed in the future. Failure of our operators or tenants, including FSQ or Five Star, to maintain compliance or to correct deficiencies at nursing home facilities in a timely manner could result in sanctions or remedies being imposed in the future, and our or our tenants' financial results may be adversely affected by these sanctions.

The operations of some of our facilities are dependent upon payments from the Medicare and Medicaid programs.

At most of our facilities, other than those leased to or operated by Marriott, a substantial majority of the operating revenues are received from the Medicare and Medicaid programs. Since 1998 the federal

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

government has been implementing a Medicare prospective payment system which has lowered Medicare rates paid to nursing homes. Many state Medicaid programs also have adopted rate setting formulas to limit Medicaid rates. As a result, in some instances Medicare and Medicaid rates no longer cover costs incurred by operators of our facilities. At present there is an active debate within the federal government and within many state governments between advocates who want to raise Medicare and Medicaid rates and others who want to retain or lower current Medicare and Medicaid rates. We cannot predict the outcome of this debate. Tenants or operators who cannot cover their operating costs may cease to pay our rent. Similarly, operations of facilities we repossess or acquire from former tenants may be less profitable or unprofitable as a result of their dependence upon Medicare and Medicaid rates.

The operations of our facilities have been adversely affected by wage pressures.

A large component of operating costs at our facilities is wages. The low unemployment experienced in the U.S. economy during the past few years has made it difficult to find healthcare service workers. During the past few years the operators of many of our facilities seem to have raised wages or hired high priced temporary workers to fill necessary positions. At the same time, many rates charged at our facilities are set on a yearly contract basis with Medicare and Medicaid programs and with some private payors such as health insurers or health maintenance organizations. During the process of obtaining licenses for the facilities' operations for which we assumed financial responsibility from our bankrupt former tenants, we attempted to negotiate new Medicare and Medicaid rates and to renegotiate some private contract rates; but we have not been successful in obtaining adequate rates to cover increased wage costs in all cases. As a result of these wage pressures, some of our tenants may have difficulty paying our rent and some of the assumed operations at repossessed facilities may become less profitable or unprofitable.

Healthcare operations are subject to litigation risks.

There are various federal and state laws prohibiting fraud by health care providers, including criminal provisions that prohibit filing false claims for Medicare and Medicaid payments and laws that govern patient referrals. The state and federal governments seem to be devoting increasing resources to anti-fraud initiatives against health care providers. In some states, advocacy groups have been created to monitor the quality of care at senior housing facilities, and these groups have brought litigation against operators. Also, in several instances private litigation by nursing home patients has succeeded in winning very large damage awards for alleged abuses. The effect of this litigation and potential litigation has been to materially increase the costs of monitoring and reporting quality of care compliance incurred by our tenants and incurred by us for the repossessed operations. In addition, the cost of medical malpractice insurance has increased and may continue to increase so long as the present litigation environment affecting the operations of nursing homes and other senior housing facilities continues.

Competition has adversely affected some of our facilities.

During the 1990s a large number of new assisted living facilities were developed. In most states these facilities are subject to less stringent regulations than nursing homes and can operate with comparatively fewer personnel and at comparatively lower costs. As a result of offering newer accommodations at equal or lower costs, these assisted living facilities and other senior living alternatives, including home healthcare, often attract those who would have previously become nursing home residents; and our nursing home facilities now generally have lower occupancies than when we acquired them. Moreover, many of the residents attracted to new assisted living facilities were the most profitable nursing home patients, being those who paid higher private pay rates rather than Medicaid or Medicare rates and those who required lesser amounts of care.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

Historically, nursing homes have been somewhat protected from competition by state requirements of obtaining certificates of need to develop new facilities; however, these barriers are being eliminated in many states. Also, there are few regulatory barriers to competition for home healthcare of for independent and assisted living services. These competitive factors have caused some of the nursing homes which we own, including some of the facilities we repossessed or acquired from former tenants, to decline in value. This decline may continue as assisted living facilities or other elderly care alternatives such as home healthcare expand their businesses. Similar risks face each of our tenants and operators. These risks and competition from competitors which may be larger or have greater financial resources may have the impact of preventing our tenants and operators from maintaining or improving occupancy at our facilities, which may increase the risk of default under our leases.

HRPT is our dominant shareholder.

Until October 1999 we were a 100% owned subsidiary of HRPT. HRPT continues to own 12.9 million of our shares, which will represent 30% of our total shares outstanding after this offering. Because of this large percentage ownership, HRPT may be able to control our shareholder decisions, and this control may result in decisions which you believe are contrary to our or your best interests. In connection with this offering, HRPT has agreed not to sell its shares in SNH for 90 days; thereafter, HRPT will be free to sell its owned shares of SNH. The possibility that HRPT may in the future decide to sell a large number of our shares or actual sales of our shares by HRPT may have an adverse effect upon the market price of our shares.

We may be unable to remain a REIT.

As a REIT we generally do not pay federal and state income taxes. However, our continued qualification as a REIT is dependent upon our compliance with complex provisions of the amended Internal Revenue Code of 1986, or IRC, for which there are available only limited judicial or administrative interpretations. For example, one of our bankrupt former tenants delivered to us several nursing homes, which it owned free of debt, in partial satisfaction of its default obligations to us, and we took possession of these facilities through taxable REIT subsidiaries. We have treated, and will continue to treat prior to the Five Star spin-off, these subsidiaries as so-called taxable REIT subsidiaries, as provided under applicable provisions of the IRC, in reliance on our belief and an opinion from our counsel that although the matter is not free from doubt, it is more likely than not that these subsidiaries qualify for this treatment. We cannot assure you that, upon review or audit, the IRS will agree with our conclusions. Different conclusions may jeopardize our REIT status. If we cease to be a REIT, we would violate a covenant in our current credit facility, our ability to raise capital could be adversely affected and we may be subject to material amounts of federal and state income taxes.

Our business dealings with our managing trustees may create conflicts of interest.

We have no employees. Personnel and other services which we require are provided to us under contract by our investment manager, REIT Management & Research LLC. ("RMR"). RMR is owned by our managing trustees, Barry Portnoy and Gerard Martin. Similarly, the operations of the facilities which we repossessed or acquired from bankrupt former tenants are managed for us currently by FSQ, and FSQ is owned by Messrs. Portnoy and Martin. If the Five Star spin-off is completed, Messrs. Portnoy and Martin will each receive shares of Five Star as consideration for Five Star's acquisition of FSQ. We pay RMR a fee based in large part upon the amount of facilities which we own. This fee arrangement could encourage RMR and Messrs. Portnoy and Martin to advocate acquisitions and discourage sales by us. RMR also acts as the investment manager for two other publicly owned REITs: HRPT, which owns and operates office buildings, and Hospitality Properties Trust ("HPT"), which owns and leases hotels. If the Five Star merger with FSQ is completed, we

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

expect that RMR will provide services to Five Star under a shared services agreement for which it will receive a fee. Messrs. Portnoy and Martin also serve as managing trustees of HRPT and HPT and are expected to serve as directors of Five Star if the Five Star spin-off is completed. These multiple responsibilities to these public companies could create competition among these companies for the time and efforts of RMR and Messrs. Portnoy and Martin.

All of the contractual arrangements between us and RMR or FSQ have been, and all of the arrangements between Five Star and FSQ and Five Star and RMR will be, approved by our trustees other than Messrs. Portnoy and Martin. Since we began to operate as a separate public company we have sold more facilities than we have acquired and our fees payable to RMR have declined. We believe that the quality and depth of management available to us by contracting with RMR and FSQ could not be duplicated by our being a self-advised company or by our contracting with unrelated third parties without considerable cost increases. However, the fact that we believe these relationships have been beneficial to us in the past does not guarantee that these related party transactions may not be detrimental to us in the future.

Ownership limitations and anti-takeover provisions may prevent you from receiving a takeover premium.

Our declaration of trust prohibits any shareholder other than HRPT, RMR and their affiliates from owning more than 9.8% of our outstanding shares. This provision of the declaration of trust may help us comply with REIT tax requirements. This provision will also inhibit a change of control. Our declaration of trust and bylaws contain other provisions that may increase the difficulty of acquiring control of us by means of a tender offer, open market purchases, a proxy fight or otherwise, if the acquisition is not approved by our board of trustees. These other anti-takeover provisions include the following:

-   a staggered board of trustees with three separate classes;

-   the two-thirds majority shareholder vote required for removal of trustees;

- the availability of additional shares that the board of trustees may authorize and issue on terms that it determines;

- advance notice procedures with respect to nominations of trustees and shareholder proposals; and

- the facts that only the board of trustees may call shareholder meetings and that shareholders are not entitled to act without a meeting.

For all of these reasons, you may be unable to realize a change of control premium for shares which you purchase in this offering.

Real estate ownership creates risks and liabilities.

Our business is subject to the following risks associated with real estate acquisitions and ownership:

-   casualty losses, some of which may be uninsured;

-   defaults and bankruptcies by our tenants;

- the illiquid nature of real estate and real estate markets impair our ability to purchase or sell our assets rapidly to respond to changing economic conditions;

- lease expirations which are not renewed or for facilities which can only be relet at lower rents;

- costs may be incurred relating to maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act; and

- environmental hazards created by prior owners or occupants, existing tenants, abutters or other persons for which we may be liable.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Recent share prices

Our shares are listed on the New York Stock Exchange under the symbol "SNH". The following table shows the high and low closing sale prices per share of our shares for the periods indicated as reported on the New York Stock Exchange:

Year Ending December 31, 2001                                   High       Low
-----------------------------                                 --------   --------
First Quarter...............................................   $11.27     $ 9.75
Second Quarter..............................................   $13.15     $11.06
Third Quarter...............................................   $13.85     $12.40
Fourth Quarter (through October 3, 2001)....................   $13.09     $12.79

The last reported sales price for our shares as reported on the New York Stock Exchange on October 3, 2001 was $12.90 per share.

Use of proceeds

We estimate that the net proceeds of this offering, after paying underwriting commissions and other expenses, will be $159 million ($183 million, if the underwriters' over-allotment option is exercised in full). We expect to apply substantially all of the net proceeds from this offering toward consummation of the Crestline transaction in early 2002. Unless and until we use the net proceeds of this offering to close the Crestline transaction, we will use a portion of the net proceeds of this offering to repay outstanding borrowings under our revolving bank credit facility, which matures in 2002, and the remainder of the net proceeds of this offering may be deposited in interest-bearing accounts or invested in short-term securities, including securities that may not be investment grade rated. At October 3, 2001, the interest rate payable on our revolving bank credit facility was 4.67% per year. Because we expect that there may be three months or longer between this offering and the closing of the Crestline transaction, some or all of the net proceeds of this offering may be used in the interim for our general business purposes, including possible new acquisitions; and in that event we expect to draw additional funds under our bank credit facility to complete the Crestline transaction.

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S-10

--------------------------------------------------------------------------------

Capitalization

The following table describes our actual capitalization as of June 30, 2001, and our capitalization as adjusted to reflect the issuance of the shares of beneficial interest in this offering and the application of the net proceeds thereof as described under "Use of Proceeds" and the other financings subsequent to June 30, 2001, described below, as well as further adjustments to reflect the spin-off and the Crestline transaction described above. We cannot assure you that we will complete the Five Star spin-off or the Crestline transaction. Neither the Five Star spin-off nor the Crestline transaction is conditioned upon completion of the other transaction.

                                        ----------------------------------------------------------------------
                                                                    June 30, 2001
                                                                                               As Adjusted for
                                                                                                this Offering,
                                                    As Adjusted for    As Adjusted for        Other Financings
                                                      this Offering     this Offering,           Subsequent to
                                                          and Other   Other Financings                June 30,
                                                         Financings      Subsequent to            the Spin-off
                                                      Subsequent to        June 30 and                 and the
                                           Actual        June 30(1)       the Spin-off   Crestline Transaction
                                        ----------------------------------------------------------------------
Debt:
  Bank credit facility................  $ 74,000       $     --           $     --            $   63,000
  Other debt..........................        --             --                 --               428,828
                                        --------       --------           --------            ----------
  Total debt..........................    74,000             --                 --               491,828
                                        --------       --------           --------            ----------
Mandatorily redeemable preferred
  securities of a subsidiary whose
  sole assets are the Company's junior
  subordinated debentures due 2041
  ("Trust Preferred Securities")......    25,000         27,394             27,394                27,394
                                        --------       --------           --------            ----------
Shareholders' equity..................   422,307        623,404            583,404               583,404
                                        --------       --------           --------            ----------
Total capitalization..................  $521,307       $650,798           $610,798            $1,102,626
                                        ========       ========           ========            ==========

---------

(1) As described above in "Recent Developments," in July 2001 we completed a public offering of 3.4 million common shares, and also issued 95,750 additional trust preferred securities pursuant to the exercise of an underwriters' over-allotment option, raising net proceeds of $42 million which were used to repay all amounts then outstanding under our bank credit facility.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected financial data

Set forth below is selected financial data for the periods and dates indicated. Prior to October 12, 1999, we and our facilities were owned by HRPT. The following data is presented as if we were a separate entity from HRPT for all periods. This financial data has been derived from HRPT's historical financial statements for periods prior to October 12, 1999. Per share data has been presented as if our shares were outstanding for all periods prior to October 12, 1999. The following table includes pro rata allocations of HRPT's interest expense and general and administrative expenses for periods prior to October 12, 1999. In the opinion of our management, the methods used for allocating interest and general and administrative expenses are reasonable. However, it is impossible to estimate all operating costs that we would have incurred as a public company separate from HRPT. Accordingly, the net income and funds from operations shown is not necessarily indicative of results that we would have realized as a separate company. Additionally, year to year comparisons are impacted by facility acquisitions and dispositions during historical periods. The data for the six month periods ended June 30, 2000 and 2001, are derived from our unaudited financial statements which, in the opinion of our management, include all adjustments necessary for a fair presentation of our results of operations and financial position for such periods. The results of operations for the six months ended June 30, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

This data should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes included in our 2000 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended June 30, 2001. In addition, you should review our Current Report on Form 8-K dated October 3, 2001 which includes, among other things, pro forma financial information relating to the proposed Five Star spin-off and the proposed Crestline transaction. Amounts below are in thousands, except per share information.

                                                                                                      Six Months
                                          ----------------------------------------------------   ---------------------
                                                        Year Ended December 31,                     Ended June 30,
Income Statement Data:                      2000       1999       1998       1997       1996       2001        2000
----------------------------------------------------------------------------------------------   ---------------------
Total revenues..........................  $75,522    $90,790    $88,306    $84,171    $70,442    $135,964    $ 37,229
Income before gain on sale of
  facilities............................   31,022     14,834     46,236     44,723     36,441       5,586      14,828
Net income..............................   58,437     14,834     46,236     44,723     36,441       5,586      14,828
Per share:
Income before gain on sale of
  facilities............................  $  1.20    $  0.57    $  1.78    $  1.72    $  1.40    $   0.22    $   0.57
Net income..............................     2.25       0.57       1.78       1.72       1.40        0.22        0.57

                                           ---------------------------------------------------------
                                                                At December 31,
                                                                                                       At June 30,
Balance Sheet Data:                          2000        1999        1998        1997        1996          2001
----------------------------------------------------------------------------------------------------   ------------
Real estate properties, at cost..........  $593,395    $708,739    $732,393    $720,987    $692,034      $598,526
Real estate mortgages receivable, net....        --      22,939      37,826      38,134      38,270            --
Total assets.............................   530,573     654,000     686,296     692,586     679,201       557,696
Total indebtedness.......................    97,000     200,000          --          --          --        99,000
Total shareholders' equity...............   422,310     409,406     642,069     646,938     664,492       422,307

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S-12

--------------------------------------------------------------------------------

Our Company

We are a REIT which invests in senior housing real estate, including apartment buildings for aged residents, assisted living facilities, congregate care communities and nursing homes.

EXISTING PROPERTIES

We currently own 85 operating facilities, which had a book value before depreciation, net of impairment losses, of $593 million, and a net book value of $477 million at June 30, 2001. The facilities are located in 23 states.

                                                           Number of            Book value              Net
Location of Properties by State                           properties   before depreciation       book value
-----------------------------------------------------------------------------------------------------------
                                                                         (in thousands)      (in thousands)
Arizona.................................................           5               $28,012         $23,192
California..............................................           7                48,991          40,756
Colorado................................................           7                27,805          22,747
Connecticut.............................................           3                14,710          11,342
Florida.................................................           5               131,990         110,965
Georgia.................................................           4                12,308          10,627
Illinois................................................           1                36,742          31,125
Iowa....................................................           7                11,377           9,602
Kansas..................................................           1                 1,320           1,120
Maryland................................................           1                33,080          27,900
Massachusetts...........................................           5                73,422          45,347
Michigan................................................           2                 9,086           8,878
Missouri................................................           2                 3,788           3,041
Nebraska................................................          14                13,437          12,864
New Jersey..............................................           1                13,007          11,323
Ohio....................................................           1                 3,445           2,820
Pennsylvania............................................           1                15,598           9,576
South Dakota............................................           3                 7,589           5,783
Texas...................................................           1                12,410          10,421
Virginia................................................           3                57,666          48,547
Washington..............................................           1                 5,192           4,024
Wisconsin...............................................           8                25,175          19,760
Wyoming.................................................           2                 7,245           5,686
                                                          ----------   -------------------   -------------
Total Investments.......................................          85              $593,395        $477,446
                                                          ==========   ===================   =============

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                                                                            S-13

Our Company
--------------------------------------------------------------------------------

PROPERTIES TO BE ACQUIRED FROM CRESTLINE

The following table provides information about the 31 Marriott facilities which we expect to acquire from Crestline:

                                                    No. of                                                         No. of
  Facility Location       Type of Units              Units       Facility Location       Type of Units              Units
  --------------------------------------------------------       --------------------------------------------------------
  Peoria, AZ              Independent Living          155        Scottsdale, AZ          Independent Living          167
                          Assisted Living              79                                Assisted Living              33
                          Nursing Care                 57                                Nursing Care                 96
                                                   ------                                                         ------
                                                      291                                                            296

  Tucson, AZ              Independent Living          202        San Diego, CA           Independent Living          246
                          Assisted Living              30        (2 properties)          Assisted Living             100
                          Special Care                 27                                Nursing Care                 59
                                                                                                                  ------
                          Nursing Care                 67                                                            405
                                                   ------
                                                      326

  Newark, DE              Independent Living           62        Wilmington, DE          Independent Living          140
                          Assisted Living              26                                Assisted Living              37
                          Nursing Care                110                                Nursing Care                 66
                                                   ------                                                         ------
                                                      198                                                            243

  Wilmington, DE          Independent Living           71        Wilmington, DE          Independent Living           62
                          Assisted Living              44                                Assisted Living              15
                          Nursing Care                 46                                Nursing Care                 82
                                                   ------                                                         ------
                                                      161                                                            159

  Wilmington, DE          Assisted Living              51        Coral Springs, FL       Independent Living          184
                          Special Care                 26                                Assisted Living              62
                          Nursing Care                 31                                Nursing Care                 35
                                                   ------                                                         ------
                                                      108                                                            281

  Deerfield Beach, FL     Independent Living          198        Ft. Lauderdale, FL      Assisted Living             109
                          Assisted Living              33
                          Nursing Care                 60
                                                   ------
                                                      291

  Ft. Myers, FL           Assisted Living              85        Palm Harbor, FL         Independent Living          230
                                                                                         Assisted Living              87
                                                                                                                  ------
                                                                                                                     317

  West Palm Beach, FL     Independent Living          276        Indianapolis, IN        Independent Living          117
                          Assisted Living              64                                Special Care                 30
                                                   ------
                                                      340                                Nursing Care                 74
                                                                                                                  ------
                                                                                                                     221

  Overland Pk, KS         Independent Living          117        Lexington, KY           Independent Living          140
                          Assisted Living              30                                Assisted Living               9
                                                                                                                  ------
                          Nursing Care                 60                                                            149
                                                   ------
                                                      207

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S-14

Our Company
--------------------------------------------------------------------------------

                                                    No. of                                                         No. of
  Facility Location       Type of Units              Units       Facility Location       Type of Units              Units
  --------------------------------------------------------       --------------------------------------------------------
  Lexington, KY           Assisted Living              22        Louisville, KY          Independent Living          240
                          Nursing Care                111                                Assisted Living              44
                                                   ------
                                                      133                                Nursing Care                 40
                                                                                                                  ------
                                                                                                                     324

  Winchester, MA          Assisted Living             125        Lakewood, NJ            Independent Living          217
                                                                                         Assisted Living             108
                                                                                         Special Care                 31
                                                                                         Nursing Care                 60
                                                                                                                  ------
                                                                                                                     416

  Albuquerque, NM         Independent Living          114        Columbus, OH            Independent Living          143
                          Assisted Living              34                                Assisted Living              87
                          Nursing Care                 60                                Special Care                 25
                                                   ------
                                                      208                                Nursing Care                 60
                                                                                                                  ------
                                                                                                                     315

  Myrtle Beach, SC        Assisted Living              60        Dallas, TX              Independent Living          190
                          Special Care                 36                                Assisted Living              38
                          Nursing Care                 68                                Nursing Care                 90
                                                   ------                                                         ------
                                                      164                                                            318

  El Paso, TX             Independent Living          123        Houston, TX             Independent Living          197
                          Special Care                 15                                Assisted Living              71
                          Nursing Care                120                                Special Care                 60
                                                   ------
                                                      258                                Nursing Care                 87
                                                                                                                  ------
                                                                                                                     415

  San Antonio, TX         Independent Living          151        Woodlands, TX           Independent Living          239
                          Assisted Living              30                                Assisted Living             100
                          Special Care                 28                                Special Care                 16
                                                                                                                  ------
                          Nursing Care                 60                                                            355
                                                   ------
                                                      269

                                                                 TOTALS                  Independent Living        3,981
                                                                                         Assisted Living           1,613
                                                                                         Special Care                294
                                                                                         Nursing Care              1,599
                                                                                                                  ------
                                                                                                                   7,487

TYPES OF FACILITIES

    Our present business plan contemplates investments in facilities which offer four types of senior housing accommodations, including some facilities that combine more than one type in a single building or campus.

    SENIOR APARTMENTS. Senior apartments, or independent living facilities, are marketed to residents who are generally capable of caring for themselves. Residence is usually restricted on the basis of age. Purpose built facilities may have special function rooms, concierge services, high levels of security and assistance call systems for emergency use. Residents at these facilities who need healthcare or assistance with the activities of daily living are expected to contract independently for these services with homemakers or home healthcare companies.

--------------------------------------------------------------------------------

Our Company
--------------------------------------------------------------------------------

    CONGREGATE COMMUNITIES. Congregate communities also provide high levels of privacy to residents and require residents to be capable of relatively high degrees of independence. Unlike a senior apartment facility, a congregate community usually bundles several services as part of a regular monthly charge--for example, one or two meals per day in a central dining room, weekly maid service or a social director. Additional services are generally available from staff employees on a fee-for-service basis. In some congregate communities, separate parts of the facility are dedicated to assisted living or nursing services.

    ASSISTED LIVING FACILITIES. Assisted living facilities are typically comprised of one bedroom suites which include private bathrooms and efficiency kitchens. Services bundled within one charge usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24 hour availability of assistance with the activities of daily living such as dressing and bathing. Professional nursing and healthcare services are usually available at the facility on call or at regularly scheduled times. Since the early 1990s there has been significant growth in the number of purpose built assisted living facilities.

    NURSING HOMES. Nursing homes generally provide extensive nursing and healthcare services similar to those available in hospitals, without the high costs associated with operating theaters, emergency rooms or intensive care units. A typical purpose built nursing home includes mostly two-bed units with a separate bathroom in each unit and shared dining and bathing facilities. Some private rooms are often available for those residents who can afford to pay higher rates or for patients whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day.

During the past few years, nursing home owners and operators have faced two significant business challenges. First, the rapid expansion of the assisted living industry which started in the early 1990s has attracted a number of residents away from nursing homes. This was especially significant because the residents who chose assisted living facilities previously had often been the most profitable residents in the nursing homes. These residents required a lesser amount of care and were able to pay higher private rates rather than government rates.

The second major challenge arose as a result of Medicare and Medicaid cost containment laws, particularly 1997 federal legislation that required the Medicare program to implement a prospective payment program for various subacute services provided in nursing homes. Implementation of this Medicare prospective payment program began on July 1, 1998. Prior to the prospective payment program, Medicare generally paid nursing home operators based upon audited costs for services provided. The prospective payment system sets Medicare rates based upon government estimated costs of treating specified medical conditions. Although it is possible that a nursing home may increase its profit if it is able to provide quality services at below average costs, we believe that the effect of the new Medicare rate setting methodology has been and will be to reduce the profitability of Medicare services in nursing homes. This belief is based upon our observation of the impact of similar Medicare changes that were implemented for hospitals during the 1980s and the large number of bankruptcies which have occurred in the nursing home industry since the implementation of the Medicare prospective payment system began.

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S-16

--------------------------------------------------------------------------------

Our tenants and facility operations

Our financial condition depends, in part, on the financial condition of our tenants and upon our facilities' operations.

    MARRIOTT. Marriott International, Inc. is our most important tenant. Our historical investment in the 14 facilities (4,030 units) which we lease to Marriott International is $325 million, which represents 55% of our total investments before depreciation at June 30, 2001. Our depreciated book value of these facilities at June 30, 2001, was $274 million. If we complete the Crestline transaction, our total investment in facilities operated by Marriott International will represent 27% of our pro forma investments before depreciation. These facilities predominately offer independent and assisted living services, and 88% of revenues at these facilities are paid by residents from private resources. Our lease to Marriott International expires in 2013. Marriott International has four all or none renewal options for five years each. The lease requires minimum annual rent of $28 million, plus increases equal to 4.5% of net patient revenue increases at these facilities since 1994. The rent paid in 2000 was $30 million. Marriott International has guaranteed our lease of the 14 facilities. If we complete the Crestline transaction and the Five Star spin-off, we expect to lease the 31 Marriott properties which we acquire from Crestline to Five Star for minimum rent of $63 million per year plus 5% of net patient revenues increases at these properties after 2003. Marriott International will not guaranty this lease to Five Star. Marriott International is a NYSE listed company whose major businesses are developing, operating and managing hotels, senior living facilities and timeshare resorts. At June 15, 2001, Marriott International reported total assets of $8.8 billion and stockholders' equity of $3.6 billion and its unsecured senior debt is investment grade rated.

    HEALTHSOUTH. We lease five nursing homes (762 beds) to HEALTHSOUTH Corporation. Our historical investment in these facilities is $73 million, which represents 12% of our total investments before depreciation at June 30, 2001. Our depreciated book value of these facilities at June 30, 2001, was $45 million. If we complete the Crestline transaction and the Five Star spin-off, this investment in properties leased to HEALTHSOUTH will represent 6% of our pro forma investments before depreciation. These leases expire in January 2006. HEALTHSOUTH has several renewal options, but we do not expect that these renewal options will be exercised. The lease requires minimum annual rent of $10 million plus increases equal to 3% of the increase in revenues at the leased facilities in excess of revenues for the year ended May 31, 2000. Based upon information provided to us by HEALTHSOUTH, we believe that the net operating income of these facilities is less than the rent paid to us. HEALTHSOUTH is a NYSE listed company whose principal businesses are to provide in-hospital rehabilitation services, outpatient rehabilitation services and outpatient surgery services. At June 30, 2001, HEALTHSOUTH reported total assets of $7.3 billion and stockholders' equity of $3.6 billion and its senior unsecured long-term debt is currently rated Ba1 by Moody's Investors Service and BBB- by Standard & Poor's Ratings Services. For more information about our leases with HEALTHSOUTH, see "Recent developments--Non-monetary default by HEALTHSOUTH" and "Risk factors--HEALTHSOUTH has committed a non-monetary default".

    INTEGRATED HEALTH. We lease one nursing home (140 beds) to Integrated Health Services, Inc. Our historical investment at June 30, 2001, in this facility is $16 million, which represents 3% of our total investments before depreciation. If we complete the Crestline transaction and the Five Star spin-off, our total investment will represent 1% of our pro forma investments before depreciation. Our depreciated book value of this facility at June 30, 2001, was $10 million. This lease expires in 2010, and Integrated has three renewal options for a total of 30 years. The annual rent payable to us for this lease is $1.2 million plus annual increases beginning in 2004 based upon the Consumer Price Index. Integrated is a large, publicly owned, nursing home and home health services company. Integrated filed

--------------------------------------------------------------------------------

Our tenants and facility operations
--------------------------------------------------------------------------------

for bankruptcy in 2000, but the lease for this facility was amended pursuant to an agreement of the parties, and our lease payments have remained current since then.

    MULTICARE.  We lease one nursing home (150 beds) to The Multicare
Companies, Inc. Our historical investment at June 30, 2001, in this facility is $13 million, which represents 2% of our total investments before depreciation. If we complete the Crestline transaction and the Five Star spin-off, our total investment will represent 1% of our pro forma investments before depreciation. Our depreciated book value of this facility at June 30, 2001, was $11 million. This lease expires in 2005, and Multicare has three renewal options totaling an additional 25 years. The lease currently requires annual rent of $2 million which increases annually by $13,000. Multicare is a subsidiary of Genesis Health Ventures, Inc., a large, publicly owned, nursing home company. Both Multicare and Genesis filed for bankruptcy in 2000. Despite these bankruptcy filings, Multicare has continued to pay rent to us on a current basis.

    OTHER TENANTS. As of June 30, 2001, and continuing through the date of this prospectus supplement, we lease seven facilities to five privately owned tenants as follows (dollars in thousands):

                                                         Historical
                                             Type of     investment           Book     Current              Current
                                     property/no. of         before    value after     minimum              minimum
Location                               beds or units   depreciation   depreciation   rent/year     lease expiration
-------------------------------------------------------------------------------------------------------------------
Huron and Sioux Falls, SD      2 nursing homes and 1
(3 facilities)                       assisted living
                                       facility; 361
                                          beds/units     $ 7,589        $ 5,783       $ 1,078    January 31, 2013

Seattle, WA                            nursing home;
                                            103 beds       5,192          4,024           806    December 31, 2005

Fresno, CA                             nursing home;
                                            180 beds       3,503          2,738           900    September 30, 2015

Grove City (Columbus), OH              nursing home;
                                            200 beds       3,445          2,820           378    December 31, 2003

St. Joseph, MO                         nursing home;
                                            120 beds       1,333          1,102           307    December 31, 2001
-------------------------------------------------------------------------------------------------------------------
7 properties, in 5 states,     6 nursing homes and 1
leased to 5 tenants                  assisted living
                                       facility; 964
                                          beds/units     $21,062        $16,467       $ 3,469    2001 to 2015

The leases for the South Dakota, Washington and California facilities provide tenants renewal options. The lease for the Missouri facility expired during 2001, but was extended to December 31, 2001, while we continue discussions with this tenant regarding a possible sale of this facility or a lease renewal. We have recently begun discussions with the tenant of the Ohio facility concerning terms for renewal of this lease.

    FSQ AND FIVE STAR. In 2000, two of our large nursing home tenants, Integrated and Mariner Post-Acute Network, Inc., filed for bankruptcy. Effective July 1, 2000, we entered settlements with these tenants. Pursuant to the Integrated settlement, we assumed the financial responsibility for 41 nursing homes, five nursing homes formerly leased to Integrated were leased to HEALTHSOUTH and the lease for one nursing home was amended as described above. Pursuant to the Mariner settlement, we assumed financial responsibility for 17 nursing homes. Since July 1, 2000, we closed operations at two of these nursing homes, and we purchased an assisted living facility in the vicinity of a nursing home formerly leased to Mariner. As a result of these activities, at June 30, 2001, 56 healthcare

--------------------------------------------------------------------------------

Our tenants and facility operations
--------------------------------------------------------------------------------

facilities, including 54 nursing homes and two assisted living facilities, located in 12 states, with 5,282 beds were managed for our account by FSQ. Our historical investment in these facilities, after impairment write-downs, is $145 million, which represents 24% of our total investments before depreciation at June 30, 2001. If we complete the spin-off and the Crestline transaction, our total investment in these 56 properties will represent 12% of our pro forma investments before depreciation. Our depreciated book value of these facilities at June 30, 2001, was $121 million.

Tax laws applicable to REITs require that we engage a manager to operate repossessed facilities, and our managing trustees organized FSQ for this purpose. FSQ has assembled a staff of 75 personnel in our home office and in five regional offices who supervise a staff of 5,099 full time equivalent employees at these healthcare facilities. Since July 1, 2000, we and FSQ have obtained all of the healthcare licenses and entered various Medicare and Medicaid contracts necessary to operate these facilities for our account. Our present business plan is to operate these facilities through FSQ until we consummate the Five Star spin-off. At that time, we expect Five Star will acquire FSQ. If we are unable to complete the spin-off and the related lease of these 56 facilities to Five Star, we generally must either find a qualified tenant or dispose of these facilities on or before December 31, 2003 to ensure continued compliance with the IRC rules governing REIT qualification.

For the four quarterly periods that FSQ has operated the facilities which we repossessed or acquired from former tenants, our net operating income before depreciation from these operations was as follows (dollars in thousands):

                                                                                NOI
Quarter ended                                                      NOI   annualized
-----------------------------------------------------------------------------------
September 30, 2000..........................................   $1,228    $    4,912
December 31, 2000...........................................    1,292         5,168
March 31, 2001..............................................    1,376         5,504
June 30, 2001...............................................    1,519         6,076

After the Five Star spin-off, we expect that these 56 facilities will be leased to Five Star. We expect that the lease will expire in 2018 and that Five Star will have one renewal option for all of the facilities for 15 years. We expect the annual rent payable to us under this lease to be $7 million plus increases beginning in 2004 equal to 3% of net patient revenues at the facilities during a year in excess of net patient revenues at the facilities during 2003. Assuming the consummation of the Five Star spin-off and the Crestline transaction, our total investment in these 56 facilities will represent 50% of our pro forma investments before depreciation.

As part of the spin-off we will capitalize Five Star with the operating assets and liabilities associated with the operations of these 56 facilities. Upon closing of the Crestline transaction, we will cause to be transferred to Five Star the operating assets and liabilities associated with the operations of the 31 Crestline facilities. We estimate that Five Star will have total assets at that time of $70 million and shareholders' equity of $40 million.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Federal income tax and ERISA considerations

The following summary of federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), considerations relating to the acquisition, ownership and disposition of our shares supplements and updates the more detailed description of these matters in our Annual Report on Form 10-K for the year ended December 31, 2000, and our Current Report on Form 8-K dated September 21, 2001, which we incorporate in this prospectus by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section, the sections of our Annual Report on Form 10-K captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" and the section of our Current Report on Form 8-K captioned "Supplementary Federal Income Tax Considerations" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our Annual Report on Form 10-K and in our Current Report on Form 8-K, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Tax Code") for our 1999 and 2000 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our shares are publicly offered securities and our assets will not be deemed to be "plan assets" under ERISA.

Subject to the detailed discussion contained in our Annual Report on Form 10-K as supplemented by the further discussion in our Current Report on Form 8-K, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Tax Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to you generally will be includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally will be treated for tax purposes as a return of capital to the extent of your basis in our shares, and will reduce your basis. Subject to the detailed discussion contained in our Annual Report on Form 10-K, we intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to Section 4975 of the Tax Code which acquires our shares.

Information reporting and backup withholding may apply to payments you receive on the shares, as described in our Annual Report on Form 10-K, as supplemented by the further discussion in our Current Report on Form 8-K. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 30.5%, but recently enacted legislation will phase in lower rates over the next several years.

We advise you to consult your own advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of our shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

Under the terms and subject to the conditions contained in an Underwriting Agreement dated October 3, 2001, each of the Underwriters named below has severally agreed to purchase, and we have agreed to sell to each of the Underwriters, the number of shares listed opposite its name below:

                                                                   Number
Underwriter                                                     of shares
-------------------------------------------------------------------------
UBS Warburg LLC.............................................   2,675,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................   2,675,000
A.G. Edwards & Sons, Inc....................................   2,000,000
First Union Securities, Inc.................................   2,000,000
Legg Mason Wood Walker, Incorporated........................   2,000,000
Tucker Anthony Incorporated.................................   1,000,000
Cantor Fitzgerald & Co......................................     650,000
                                                              ----------
Total.......................................................  13,000,000
                                                              ==========

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to the approval of specified legal matters by their counsel and to other conditions. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions described in the Underwriting Agreement, to purchase all the shares offered in this issuance, if any are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in some circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

The Underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.40 per share. The Underwriters may allow, and the dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After the initial offering of the shares, the public offering price, concession and other selling terms may be changed.

We have granted an option to the Underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of 1,950,000 additional shares at the price to the public set forth on the cover page of this prospectus supplement less underwriting discounts and commissions. The Underwriters may exercise this option only to cover over-allotments, if any. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of the additional shares which the number of shares to be purchased by it shown in the foregoing table bears to the 13,000,000 shares offered by this prospectus supplement.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the Underwriters. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase up to an additional 1,950,000 shares from us.

                                                              No exercise   Full exercise
-----------------------------------------------------------------------------------------
Per share...................................................  $     0.66      $     0.66
  Total.....................................................  $8,580,000      $9,867,000

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be $300,000.

We, HRPT, our Managing Trustees and our executive officers have agreed that, without the prior written consent of UBS Warburg LLC, neither we nor they will, during the period ending 90 days after the date of this prospectus supplement and the delivery of the shares, directly or indirectly, publicly

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

issue, sell, offer or contract to sell any shares or substantially similar securities to the shares, subject to certain limited exceptions.

In order to facilitate the offering of the shares, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the shares. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the shares for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the Underwriters may bid for, and purchase, the shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the Underwriters against, or contribute to payments the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

Some of the Underwriters engage in transactions with, and from time to time have performed services for, us and our subsidiaries in the ordinary course of business. UBS Warburg LLC is our financial advisor in connection with the Crestline transaction and the Five Star spin-off.

Legal matters

Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, will issue an opinion about the legality of the shares we are offering. Dewey Ballantine LLP, New York, New York, is counsel to the Underwriters in connection with this offering. Sullivan & Worcester LLP and Dewey Ballantine LLP will rely, as to certain matters of Maryland law, upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our managing trustees, a managing trustee of HRPT, a director and 50% owner of RMR, our investment adviser, and a director and 50% owner of FSQ, our facility operator. Sullivan & Worcester LLP represents HRPT, RMR, FSQ and their affiliates on various matters.

Experts

Arthur Andersen LLP, independent public accountants, have audited the consolidated financial statements of CSL Group, Inc. and subsidiaries (a business unit wholly owned by Crestline Capital Corporation) as partitioned for sale to SNH/CSL Properties Trust included in our Current Report on Form 8-K dated September 21, 2001, as set forth in their report, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving their report. See also "Experts" in the accompanying prospectus.

                                   ---------

The Articles of Amendment and Restatement establishing Senior Housing Properties Trust, dated September 20, 1999, a copy of which, together with all amendments thereto, is duly filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under the Declaration of Trust, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability, for any obligation of, or claim against, Senior Housing Properties Trust. All persons dealing with Senior Housing Properties Trust, shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

--------------------------------------------------------------------------------

PROSPECTUS
--------------------------------------------------------------------------------

$500,000,000

Senior Housing Properties Trust

Debt Securities, Preferred Shares of Beneficial Interest, Depositary Shares, Common Shares of Beneficial Interest and Warrants

SNH Capital Trusts

Trust Preferred Securities Fully and Unconditionally Guaranteed

----------------------------------------------------------------------

We may offer and sell, from time to time, in one or more offerings:

-   common shares

-   preferred shares

-   debt securities

-   warrants

These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

SNH Capital Trust I, II and III may offer and sell, from time to time, in one or more offerings, trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately or together in units with other securities described in this prospectus.

Our debt securities and guarantees may be guaranteed by one or more of our subsidiaries. Those subsidiary guarantees may be senior or subordinate obligations of the applicable subsidiaries.

The securities described in this prospectus offered by us or by SNH Capital Trust I, II and III may be issued in one or more series or issuances. The total offering price of these securities, in the aggregate, will not exceed $500,000,000. We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

Risks associated with an investment in the securities will be described in the applicable prospectus supplement, as described under "Risk factors" on page 3.

The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "SNH."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 21, 2001.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                          Page
                                        --------
Senior Housing Properties Trust.......      1
SNH Capital Trusts....................      1
Risk factors..........................      3
Use of proceeds.......................      3
Ratio of earnings to fixed charges....      3
Description of debt securities........      4
Description of common shares..........     12
Description of preferred shares.......     13
Description of depositary shares......     18
Description of warrants...............     22

                                          Page
                                        --------
Description of trust preferred
  securities and trust guarantee......     23
Description of certain provisions of
  Maryland law and our declaration of
  trust and bylaws....................     27
Plan of distribution..................     35
Validity of the offered securities....     36
Experts...............................     36
Where you can find more information...     36
Documents incorporated by reference...     37

                                   ---------

About this prospectus

This prospectus is part of a registration statement we, the SNH Capital Trusts and other co-registrants filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings up to a total amount of proceeds of $500,000,000.

This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where you can find more information" and "Documents incorporated by reference."

No separate financial statements of the SNH Capital Trusts have been included or incorporated by reference. Neither we nor the SNH Capital Trusts consider financial statements of the SNH Capital Trusts material to holders of the trust preferred securities because:

- all of the voting securities of the SNH Capital Trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934, as amended;

- each SNH Capital Trust has no independent operations and exists for the purpose of issuing securities representing undivided beneficial interests in the assets of the SNH Capital Trust and investing the proceeds in the debt securities issued by us; and

- the obligations of each SNH Capital Trust under the trust preferred securities issued by it will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR" OR "SNH" MEAN SENIOR HOUSING PROPERTIES TRUST. REFERENCES IN THIS PROSPECTUS TO THE "SNH CAPITAL TRUSTS" MEAN SNH CAPITAL TRUST I, SNH CAPITAL TRUST II AND SNH CAPITAL TRUST III. REFERENCES IN THIS PROSPECTUS TO "SUBSIDIARIES" MEANS ALL OF OUR SUBSIDIARIES.

--------------------------------------------------------------------------------

Cautionary note regarding forward-looking statements

We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

- our ability successfully to operate properties which we took back from financially troubled tenants;

-   the possible expansion of our portfolio;

-   the performance of our tenants and properties;

-   our ability to make distributions;

-   our policies and plans regarding investments, financings and other matters;

-   our tax status as a real estate investment trust;

-   our ability to appropriately balance the use of debt and equity; and

-   our ability to access capital markets or other sources of funds.

When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

-   the status of the economy;

-   the status of capital markets (including prevailing interest rates);

- compliance with and changes to regulations and payment policies within the health care industry;

-   changes in financing terms;

-   competition within the health care and senior housing industries; and

-   changes in federal, state and local legislation.

Other important factors are identified in our Annual Report on Form 10-K which is in incorporated into this prospectus, including under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

--------------------------------------------------------------------------------

Senior Housing Properties Trust

We are a real estate investment trust, and our primary business is to acquire, own and lease senior apartments, congregate care communities, assisted living properties and nursing homes. We were organized on December 16, 1998, as a 100% owned subsidiary of HRPT Properties Trust, a real estate investment trust which now invests principally in office buildings. On October 12, 1999, HRPT Properties Trust distributed a majority of our common shares to its shareholders to establish us as a separately traded real estate investment trust. As of May 1, 2001, we had 25,916,100 shares outstanding, 12,809,238 of which remained owned by HRPT Properties Trust.

As of March 31, 2001, we owned 86 properties located in 23 states. On that date our undepreciated carrying value of these properties, net of previous impairment losses, was approximately $598 million.

We are organized as a Maryland real estate investment trust under the Maryland REIT Law. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

--------------------------------------------------------------------------------

SNH Capital Trusts

Each SNH Capital Trust is a statutory business trust formed under Maryland law pursuant to:

- a declaration of trust executed by us, as sponsor for the SNH Capital Trust and the trustees of the SNH Capital Trust; and

- the filing of a certificate of trust with the State Department of Assessments and Taxation of Maryland.

Unless an accompanying prospectus supplement provides otherwise, each SNH Capital Trust exists for the sole purposes of:

- selling trust preferred securities and investing the proceeds in a specific series of our debt securities;

- selling trust common securities to us or our Subsidiaries in exchange for cash and investing the proceeds in additional debt securities issued by us; or

- engaging in other activities that are necessary, convenient or incidental to the sale of trust preferred and common securities or the purchase of our debt securities.

No SNH Capital Trust will borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake, or permit to be undertaken, any activity that would cause that SNH Capital Trust not to be classified for United States federal income tax purposes as a grantor trust. We will own directly or indirectly all of the trust common securities issued by each SNH Capital Trust. The trust common securities will rank on parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and during continuance of an event of default under the declaration of trust of a SNH Capital Trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. In connection with the issuance of trust preferred securities by a SNH Capital Trust, we or our Subsidiaries will acquire trust common securities of such SNH Capital Trust having an aggregate liquidation amount equal to a minimum of 3% of the total capital of such SNH Capital Trust. Each SNH Capital Trust will have a term of at least 20 but no more than 50 years, but may terminate earlier as provided in its declaration of trust.

--------------------------------------------------------------------------------

SNH Capital Trusts
--------------------------------------------------------------------------------

Each SNH Capital Trust's business and affairs will be conducted by its trustees. The holders of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each SNH Capital Trust. The duties and obligations of the trustees will be governed by the SNH Capital Trust's declaration of trust. At least one of the trustees of each SNH Capital Trust will be a person who is one of our officers or trustees or who is affiliated with us (a "Regular Trustee"). One trustee of each SNH Capital Trust will be a financial institution that is not affiliated with us (the "Property Trustee"), which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in the applicable prospectus supplement.

We will pay all fees and expenses related to each SNH Capital Trust and any offering of the trust preferred securities. The principal place of business of each SNH Capital Trust is c/o Senior Housing Properties Trust at 400 Centre Street, Newton, Massachusetts 02458 (telephone: (617) 796-8350).

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Risk factors

Certain of the securities to be offered hereby themselves may involve a high degree of risk. Such risks will be set forth in the prospectus supplement relating to such offered securities.

Use of proceeds

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our credit facility or other debt. Unless otherwise described in a prospectus supplement, each SNH Capital Trust will use the net proceeds from the sale of any securities under this prospectus to purchase our debt securities. Until the proceeds from a sale of securities by us or any SNH Capital Trust are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

                                                                 Fiscal Year Ended December 31,
                                                         -----------------------------------------------
                                                            2000      1999      1998      1997      1996
--------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges.....................     3.0x      1.8x      3.4x      3.6x      3.5x

Prior to October 12, 1999, we and our properties were owned by HRPT Properties Trust. This computation of earnings to fixed charges is presented as if we were a separate legal entity from HRPT Properties Trust prior to that date, although we did not exist as a separate entity until then. Interest expense was allocated based on HRPT Properties Trust's historical interest expense as a percentage of its average historical costs of real estate investments.

The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income before income taxes, extraordinary items and gain or loss on the disposition of real property. Fixed charges consist of interest costs, whether expensed or capitalized, and any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs, whether expensed or capitalized. To date, we have not issued any preferred shares, and so the ratio of earnings to combined fixed charges and preferred shares distributions are the same as the ratios of earnings to fixed charges presented above.

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Description of debt securities

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our Subsidiaries. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

- the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

-   the aggregate principal amount of the securities;

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Description of debt securities
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-   the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

- if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

-   the stated maturity date;

-   any fixed or variable interest rate or rates per annum;

- the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

-   the date from which interest may accrue and any interest payment dates;

-   any sinking fund requirements;

- any provisions for redemption, including the redemption price and any remarketing arrangements;

- whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

- the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

- whether we will issue the debt securities in certificated or book-entry form;

- whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

- whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

- the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

- whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

-   the subordination provisions, if any, relating to the debt securities;

- if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

- whether any of our Subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

-   the provisions relating to any security provided for the debt securities;
    and

-   the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

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Description of debt securities
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Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, interest, registration and transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

- to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

-   in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, consolidation or sale of assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

- If we merge out of existence or sell our assets, the other company must be an entity organized under the laws of a State or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

- Immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of

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Description of debt securities
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   default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain covenants

EXISTENCE. Except as permitted as described above under "Merger, consolidation or sale of assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

PROVISIONS OF FINANCIAL INFORMATION. Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

ADDITIONAL COVENANTS. Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities, will be described in the applicable prospectus supplement.

Events of default and related matters

EVENTS OF DEFAULT. The term "event of default" for any series of debt securities means any of the following:

- We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date;

- We do not pay interest on a debt security of that series within 30 days after its due date;

- We do not deposit any sinking fund payment for that series within 30 days after its due date;

- We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

- We default under any of our other indebtedness in an aggregate principal amount exceeding $25,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

- We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

- Any other event of default described in the applicable prospectus supplement occurs.

The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due

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Description of debt securities
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and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured;

- The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

- The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an indenture

There are three types of changes we can make to the indentures and the debt securities:

CHANGES REQUIRING YOUR APPROVAL. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

-   change the stated maturity of the principal or interest on a debt security;

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Description of debt securities
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-   reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

-   change the currency of payment on a debt security;

-   impair your right to sue for payment;

- modify the subordination provisions, if any, in a manner that is adverse to you;

- reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

- reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

- waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

-   modify any of the foregoing provisions.

CHANGES REQUIRING A MAJORITY VOTE. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

FURTHER DETAILS CONCERNING VOTING. Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, defeasance and covenant defeasance--Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, defeasance and covenant defeasance

DISCHARGE. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

FULL DEFEASANCE. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

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-   We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

- The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

- We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

COVENANT DEFEASANCE. Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

- any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

-   any subordination provisions; and

- certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

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Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

-   the indebtedness ranking senior to the debt securities being offered;

- the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

- the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

- provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our Subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

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Description of common shares

Our declaration of trust authorizes us to issue up to an aggregate of 50,000,000 shares of beneficial interest, all of which we have initially designated as common shares of beneficial interest. As of May 1, 2001, we had 25,916,100 common shares issued and outstanding.

The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where you can find more information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

Except as otherwise described in the applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

- to receive distributions on their shares if, as and when authorized and declared by our board of trustees out of assets legally available for distribution; and

- to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Shareholders will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying or deterring a change in our control, see "Description of certain provisions of Maryland law and our declaration of trust and bylaws" below.

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Description of preferred shares

Preferred shares

The following is a summary description of the material terms of our preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where you can find more information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL. Our board of trustees will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

- the distinctive designation of each series and the number of shares that will constitute the series;

-   the voting rights, if any, of shares of the series;

- the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

- the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

- the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

- any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

- if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

- whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

-   the description of the preferred shares;

-   the number of the preferred shares offered;

-   the voting rights, if any, of the holders of the preferred shares;

-   the offering price of the preferred shares;

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-   the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

-   the date from which distributions on the preferred shares shall accumulate;

- the provisions for any auctioning or remarketing, if any, of the preferred shares;

-   the provision, if any, for redemption or a sinking fund;

-   the liquidation preference per share;

-   any listing of the preferred shares on a securities exchange;

- whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

- whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of depositary shares;"

-   a discussion of federal income tax considerations;

- the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

- any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

- any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

- any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under "Description of depositary shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of depositary shares" will determine the persons to whom distributions are payable.

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Description of preferred shares
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Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable

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prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting rights

Holders of the preferred shares will not have any voting rights, except as shown below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

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Description of preferred shares
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Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

- authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

- reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

- create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

- amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

As more fully described under "Description of depositary shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our exchange rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

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Description of depositary shares

General

The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which we will filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of preferred shares

You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number

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Description of depositary shares
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of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of depositary shares

If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the preferred shares

Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or exchange of preferred shares

The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus

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supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

- no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

- the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

- if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and termination of a deposit agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland real estate investment trust or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

-   all depositary shares have been redeemed;

- there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

- each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

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Charges of a depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and removal of depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

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Description of warrants

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares, common shares or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of copy of the warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

-   the offering price;

-   the number of warrants offered;

-   the securities underlying the warrants;

- the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

-   the date on which the warrants will expire;

-   federal income tax consequences;

-   the rights, if any, we have to redeem the warrant;

-   the name of the warrant agent; and

-   the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

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Description of trust preferred securities and trust guarantee

Trust preferred securities

If and when trust preferred securities are issued by a SNH Capital Trust, its declaration of trust will be replaced by an amended and restated trust agreement which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. The form of amended and restated trust agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of the material terms of the trust preferred securities and the trust agreement of each SNH Capital Trust. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of amended and restated trust agreement which we have filed as an exhibit to the registration statement of which this prospectus is part. Each SNH Capital Trust will file any final amended and restated trust agreement if it issues trust preferred securities. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

The trust agreement of each SNH Capital Trust will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

The trust preferred securities will have the terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act of 1939, as amended. A prospectus supplement will describe the specific terms of the trust preferred securities that a SNH Capital Trust is offering, including:

-   the distinctive designation of trust preferred securities;

-   the number of trust preferred securities issued by the SNH Capital Trust;

- the annual distribution rate, or method of determining the rate, for trust preferred securities and the date(s) upon which distributions will be payable;

- whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date(s) from which distributions on trust preferred securities will be cumulative;

- the amount or amounts that will be paid out of the assets of the SNH Capital Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of that SNH Capital Trust;

- any terms and conditions under which trust preferred securities may be converted into our shares of beneficial interest, including the conversion price per share and any circumstances under which the conversion right will expire;

- any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities;

- any obligation of the SNH Capital Trust to purchase or redeem trust preferred securities and the price(s) at which, the period(s) within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

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-   any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the trust agreement; and

- any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the trust agreement or with applicable law.

Under the trust agreement, the Property Trustee will own a series of our debt securities purchased by the SNH Capital Trust for the benefit of the holders of its trust preferred securities and the trust common securities. The payment of distributions out of money held by the SNH Capital Trusts, and payments upon redemption of trust preferred securities or liquidation of the SNH Capital Trusts, will be guaranteed by us to the extent described under "Trust guarantee." The debt securities purchased by a SNH Capital Trust may be senior or subordinated and may be convertible, as described in the applicable prospectus supplement.

Certain United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, each SNH Capital Trust will also issue one series of trust common securities. The trust agreement will authorize the trustees, other than the Property Trustee, of the SNH Capital Trust to issue on behalf of the SNH Capital Trust one series of trust common securities having such terms as will be set forth in the trust agreement. These terms will include distributions, conversion, redemption, voting, liquidation rights and any restrictions as may be contained in the trust agreement.

Except as otherwise provided in the prospectus supplement, the terms of the trust common securities will be substantially identical to the terms of the trust preferred securities. The trust common securities will rank on parity with, and payments will be made on the trust common securities pro rata with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the holders of the trust common securities will also have the right to vote and appoint, remove or replace any of the trustees of the SNH Capital Trust. All of the trust common securities of each SNH Capital Trust will be directly or indirectly owned by us.

Trust guarantee

We will execute and deliver a guarantee concurrently with the issuance by each SNH Capital Trust of its trust preferred securities, for the benefit of the holders from time to time of the trust preferred securities. The applicable prospectus supplement will describe any significant differences between the actual terms of our guarantee and the summary below. The following summary of our guarantee is not complete. For more information, you should refer to the full text of our guarantee, including the definitions of the terms used and not defined in this prospectus or the related prospectus supplement and those terms made a part of the guarantee by the Trust Indenture Act of 1939, as amended. The form of trust guarantee is filed as an exhibit to this registration statement of which this prospectus is a part.

GENERAL. We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full to the holders of trust preferred securities the guaranteed payments, except to the extent paid by the SNH Capital Trust, as and when due, regardless of any defense, right of set-off or

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counterclaim that the SNH Capital Trust may have or assert. The following payments, to the extent not paid by the SNH Capital Trust, will be subject to our guarantee:

- any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the SNH Capital Trust has funds legally available therefor;

- the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by the SNH Capital Trust; and

- upon a liquidation of a SNH Capital Trust, other than in connection with the distribution of our subordinated debt securities to the holders of the trust preferred securities or the redemption of all of the trust preferred securities issued by that SNH Capital Trust, the lesser of:

    (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

    (2) the amount of assets of the SNH Capital Trust remaining available for distribution to holders of trust preferred securities in liquidation of that SNH Capital Trust.

Our obligation to make a guarantee payment may be satisfied by the SNH Capital Trust's direct payment of the required amounts to the holders of trust preferred securities or by causing the SNH Capital Trust to pay the amount to the holders.

AMENDMENT AND ASSIGNMENT. Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding affected trust preferred securities. The manner of obtaining any approval of the holders will be described in our prospectus supplement. All guarantees and agreements contained in our guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

TERMINATION.  Our guarantee will terminate:

- upon full payment of the redemption price of all related trust preferred securities;

- upon distribution of our debt securities held by the SNH Capital Trust to the holders of the trust preferred securities; or

- upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of the SNH Capital Trust.

Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the guarantee. If the debt securities purchased by the SNH Capital Trust or our guarantee are subordinated, the applicable subordination provisions will provide that in the event payment is made on the subordinated debt securities or the subordinated guarantee in contravention of the subordination provisions, such payments will be paid over to the holders of our senior debt securities.

RANKING OF OUR GUARANTEE. Each guarantee may be our secured or unsecured obligation and may be senior or subordinated, as described in the applicable prospectus supplement. The trust agreement will provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions, if any, and other terms of the guarantee.

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Our guarantee will constitute a guarantee of payment and not of collection. The guarantee will be deposited with the Property Trustee to be held for the benefit of the trust preferred securities. The Property Trustee will have the right to enforce our guarantee on behalf of the holders of the trust preferred securities. The holders of not less than a majority in aggregate liquidation amount of the affected trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of our guarantee, including the giving of directions to the Property Trustee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under our guarantee, without first instituting a legal proceeding against the related SNH Capital Trust, or any other person or entity. Our guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the SNH Capital Trust, and by complete performance of all obligations under the guarantee.

GOVERNING LAW. Our guarantee will be governed by and construed in accordance with the laws of the State of New York.

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Description of certain provisions of Maryland law and of our declaration of trust and bylaws

We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

Our declaration of trust and bylaws provide that our board of trustees will establish the number of trustees. The number of trustees constituting our entire board of trustees may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance notice of trustee nominations and new business

Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is (i) a shareholder of record at the time of giving the advance notice and at the time of the meeting, (ii) entitled to vote at the meeting and
(iii) has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

Under our bylaws, a shareholder's notice of nominations for trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more

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than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the close of business on the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting. The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and we make no public announcement of such action or do not specify the size of the increased board of trustees at least one hundred
(100) days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

Any notice from a shareholder of nominations for trustee or business to be transacted at a shareholder meeting must be in writing and include the following:

-   as to each person nominated for election or reelection as a trustee,
    (i) the nominee's name, age, business and residence addresses, (ii) the class and number of shares beneficially owned or owned of record by the nominee and (iii) all information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

- as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business of the shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

- as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the number of our shares which (s)he or they own beneficially and of record.

Meetings of shareholders

Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Meetings of shareholders may be called only by our board of trustees.

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Liability and indemnification of trustees and officers

To the maximum extent permitted by Maryland law, our declaration of trust and bylaws include provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our bylaws also obligate us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

- the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

- the director or officer actually received an improper personal benefit in money, property or services; or

- in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

- a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

- a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder liability

Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

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Transactions with affiliates

Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

Voting by shareholders

Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws shareholders do not have the right to take any action by written consents instead of a vote.

Restrictions on transfer of shares

Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, REIT Management & Research, Inc. or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number or value of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in us failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

- the general reputation and moral character of the person requesting an exemption;

- whether the person's ownership of shares would be direct or through ownership attribution;

- whether the person's ownership of shares would adversely affect our ability to acquire additional properties; and

- whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

In addition, our board of trustees may require rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This

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automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

Within 20 days after receiving notice from us that its shares have been transferred to an excess share trust, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

-   The prohibited owner will receive the lesser of:

    (1) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, E.G., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

    (2) the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

- Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

If, prior to our discovery that shares of beneficial interest have been transferred to the excess share trust, a prohibited owner sells those shares, then:

    (1) those shares will be deemed to have been sold on behalf of the excess share trust; and

    (2) to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by an excess share trustee, the prohibited owner must pay the excess to the excess share trustee upon demand.

Also, shares of beneficial interest held in the excess share trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

    (1) the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

    (2) the market price on the date we or our designee accepts the offer.

We will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to us will be distributed similar to any other sale by an excess share trustee.

Every owner of 5% or more of all classes or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Internal Revenue Code of 1986, as amended, or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

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The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business combinations

The Maryland corporation statute contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland corporation statute, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

- any person who beneficially owns 10% or more of the voting power of the trust's shares;

- an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust; or

-   an affiliate of an interested shareholder.

After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

-   the affirmative vote of at least 80% of the votes entitled to be cast; and

- the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected.

The second shareholder approval is not required if the trust's shareholders receive the minimum price set forth in the Maryland corporation statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the Maryland corporation statute do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland corporation statute described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

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Control share acquisitions

The Maryland corporation statute contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland corporation statute provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

-   one-tenth or more but less than one-third;

-   one-third or more but less than a majority; or

-   a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval by virtue of a revocable proxy. The Maryland corporation statute provides a list of exceptions from the definition of control share acquisition.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days after demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to the following:

- shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

- acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

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Our bylaws contain a provision exempting any and all acquisitions by any person of our shares of beneficial interest from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendment to our declaration of trust, dissolution and mergers

Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions provided the action in question has been approved by our board of trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above, and to change our name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board of trustees may amend any other provision of our declaration of trust without shareholder approval. The Maryland REIT Law provides that a majority of our entire board of trustees, without action by the shareholders, may amend our declaration of trust to change our name or to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares.

Anti-takeover effect of Maryland law and of our declaration of trust and bylaws

The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

-   the limitation on ownership and acquisition of more than 9.8% of our shares;

- the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

- the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

- the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

- the provision that only our board of trustees may call meetings of shareholders;

- the advance notice requirements for shareholder nominations for trustees and other proposals;

- the control share acquisitions provisions of Maryland law, if the applicable provisions in our bylaws are rescinded;

- the business combination provisions of Maryland law, if the applicable resolution of our board of trustees is rescinded or if our board of trustees' approval of a combination is not obtained; and

- the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

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Plan of distribution

We and/or the SNH Capital Trusts may sell the securities in one or more of the following ways:

-   to underwriters for public offering and sale by them;

-   through agents;

-   through dealers; or

-   through a combination of these methods of sale.

Offers to purchase securities may be solicited directly by us or by the SNH Capital Trusts or by agents designated by us and/or the SNH Capital Trusts from time to time. Any agent, who will be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, involved in the offer and sale of the securities will be named, and any commissions payable by us and/or by the SNH Capital Trusts to that agent will be provided, in an applicable prospectus supplement. We and/or the SNH Capital Trusts and the agents may sell the securities:

-   at fixed price or prices, which may be changed;

-   market prices prevailing at the time of sale;

-   prices related to prevailing market prices; or

-   negotiated prices.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with us and/or the SNH Capital Trusts, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us and/or the SNH Capital Trusts for certain expenses.

If an underwriter or underwriters are used in the offer or sale of securities, us and/or the SNH Capital Trusts will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and the names of the underwriters and the principal terms of our and/or the SNH Capital Trust's agreements with the underwriters will be provided in the applicable prospectus supplement.

If indicated in an applicable prospectus supplement, we and/or the SNH Capital Trusts will authorize dealers acting as agents for us and/or the SNH Capital Trusts to solicit offers by certain institutions to purchase securities from us and/or the SNH Capital Trusts at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The terms of such delayed delivery contracts will be set forth in the applicable prospectus supplement.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

All of the securities will be a new issue of securities with no established trading market. Any underwriters to whom the securities are sold by us and/or the SNH Capital Trusts for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any of the securities.

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Validity of the offered securities

Sullivan & Worcester LLP, as to certain matters of New York law, and Ballard Spahr Andrews & Ingersoll LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Barry M. Portnoy, a former partner of the firm of Sullivan & Worcester LLP, is one of our managing trustees, and he is a managing trustee of HRPT Properties Trust and Hospitality Properties Trust. Mr. Portnoy is also an owner of Five Star Quality Care, Inc., a director and 50% shareholder of REIT Management & Research, Inc. and a director of certain Subsidiaries of ours. Sullivan & Worcester LLP represents HRPT Properties Trust, Hospitality Properties Trust, Five Star Quality
Care, Inc., REIT Management & Research, Inc. and certain of their affiliates.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on form 10-K for the year ended December 31, 2000, as set Forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.
Ernst & Young LLP, independent auditors, have also audited the combined financial statements of Certain Mariner Post-Acute Network Facilities (Operated by AMS Properties, Inc. and GCI Health Care Centers, Inc., wholly-owned subsidiaries of Mariner Post-Acute Network, Inc.) included in our Current Report on Form 8-K dated January 30, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and the combined financial statements of Certain Mariner Post-Acute Network Facilities (Operated by AMS Properties, Inc. and GCI Health Care Centers, Inc., wholly-owned subsidiaries of Mariner Post-Acute Network, Inc.), are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

KPMG LLP, independent auditors, have audited the combined financial statements of forty-two facilities acquired by us from Integrated Health Services, Inc. included in our Form 8-K dated January 30, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These combined financial statements are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. You may also review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

Our common shares are traded on the New York Stock Exchange under the symbol "SNH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

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Documents incorporated by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

The following documents are hereby incorporated by reference into this prospectus and specifically made a part hereof:

-   our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

-   our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

- our Current Reports on Form 8-K dated January 30, 2001, as amended and May 16, 2001; and

- the description of our common shares contained in our registration statement on Form 8-A (File No. 001-15319), filed on September 22, 1999.

All filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination or completion of any offering of offered securities, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458,
(617) 796-8350, Attention: Investor Relations.

                                   ---------

THE ARTICLES OF AMENDMENT AND RESTATEMENT ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "SENIOR HOUSING PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

THE DECLARATION OF TRUST ESTABLISHING OUR SUBSIDIARIES WHICH ARE MARYLAND REAL ESTATE INVESTMENT TRUSTS, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME OF SUCH SUBSIDIARY REFERS TO THE TRUSTEES UNDER ITS DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SUCH SUBSIDIARY SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH SUBSIDIARY. ALL PERSONS DEALING WITH EACH SUCH SUBSIDIARY SHALL LOOK ONLY TO THE ASSETS OF SUCH SUBSIDIARY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

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